Exhibit 23.4

15th Floor, Qiushi Building East Tower , Zizhu 7th Road, Futian District, Shenzhen, China

Postal Code:518040, （Tel）：（0755）82549336

Consent Letter

November 12, 2026

To:

Lianhe Sowell International Group Ltd (the “Company”)

15th Floor, Sannuo Smart Building, No. 3388 Binhai Ave, Binhai Community,

Nanshan District, Shenzhen, China

Dear Sir/Madam,

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, which, for purposes of this opinion only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan) and as such are qualified to issue this consent letter on the laws and regulations of the PRC effective as of the date hereof.

We hereby consent to the filing of this consent letter as an exhibit to the registration statement on Form F-3 (the “Registration Statement”), which is filed with the U.S. Securities and Exchange Commission on the date hereof. We further consent to the use of our name and to all references made to us in the Registration Statement and in the prospectus forming a part thereof.

In giving such consent, we do not thereby admit that we come within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/S/ Guangdong Xinchu Law Firm
Guangdong Xinchu Law Firm